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                                                                Exhibit 10.6




     W. M. JORDAN                                    P.O. Box 8820
Chairman, President and CEO                          Dayton, Ohio 45401
                                                     Telephone: (937) 476-6182
                                                     Fax: (937) 476-6294

                                 January 2, 1997


Dear          :

     The Duriron Company, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist; and that the mere possibility of a change in control can raise distracting and disrupting uncertainties and questions among management personnel, can interfere with their whole-hearted attention and devotion to the performance of their duties, and can even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including yourself, the protection provided by an agreement which defines the respective rights and obligations of the Company and the executive in the event of termination of employment subsequent to a change in control of the Company.

           In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company or, in the case of a transaction described in clause (iii) or (iv) of paragraph 2, with the successor to the Company (a "Successor") is terminated subsequent to a "change in control of the Company" (as defined in paragraph 2) under the circumstances described below. This letter agreement replaces the similar prior agreement between you and the Company which is scheduled to expire December 31, 1996.

           Except where the context otherwise indicates, the term "Company" hereinafter includes the Company and any Successor.


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January 2, 1997
Page 2

           1. OPERATION AND TERM OF AGREEMENT. This agreement, although effective immediately, shall not become operative unless and until there has been a change in control of the Company. None of the provisions of this agreement shall be applicable to any termination of your employment, however occurring, which is effective prior to a change in control of the Company. This agreement shall continue until December 31, 2001, subject to extension beyond that date by mutual consent, or until your Normal Retirement Date, as defined in subparagraph 5(A)(i)(b), whichever is sooner. If your Normal Retirement Date is after December 31, 2001, the Company will review this agreement with you before December 31, 2001, for the purpose of determining whether or not an extension beyond December 31, 2001 is mutually agreeable and, if so, on what basis and for how long.

           2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment with the Company shall thereafter have been terminated in accordance with paragraph 3 below. For purposes of this agreement, a "change in control of the Company" shall mean any change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or an entity then controlled by the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;
(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (iii) the Company merges or consolidates with another corporation and the Company or an entity controlled by the Company immediately prior to the merger or consolidation is not the surviving entity; or (iv) a sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company takes place and an entity (or entities) controlled by the Company is (are) not the transferee(s) of such assets.

           3. TERMINATION FOLLOWING CHANGE IN CONTROL. (A) If any of the events described in paragraph 2 constituting a change in control of the Company shall occur during the term of this agreement, then upon any subsequent termination of your employment at any time within two years following the occurrence of such event, regardless of the stipulated expiration date of this agreement, you shall be entitled to the compensation and benefits provided by this agreement, as set forth in paragraph 5, unless such termination is (i) by the Company because of your Disability or for Cause, or (ii) because of your Retirement, or (iii) by you other than for Good Reason, or (iv) because of your death.
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January 2, 1997
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           (B) As used in this agreement, the terms "Disability", "Cause",
"Retirement" and "Good Reason" shall have the meanings set forth below:

           (i) DISABILITY. "Disability" shall mean your inability to perform the duties required of you on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving you thirty days' written notice of its intention to terminate your employment by reason thereof, and your failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

           (ii) CAUSE. "Cause" shall mean (a) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company. For purposes of this subparagraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the number of Directors then in office at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

           (iii) RETIREMENT. "Retirement" shall mean cessation of your employment in accordance with the Company's retirement policy (including early retirement with your written consent) generally applicable to its salaried employees, or in accordance with any other retirement arrangement with respect to you established with your written consent.

           (iv)  GOOD REASON.  "Good Reason" shall mean:

                    (a) The assignment to you, without your written consent, of any duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a change in control of the Company, or a change in your responsibilities, as in effect immediately prior to a change in control of the Company, which materially diminishes your responsibilities with the Company when considered as a whole; provided, however, that the foregoing shall not constitute Good Reason if done in connection with termination of your


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January 2, 1997
Page 4



           employment because of your Retirement, or by the Company because of your Disability or for Cause, or by you other than for Good Reason.

                    (b) A reduction by the Company of your then current annual base salary or, if higher, your annual base salary as in effect at the time of the change in control of the Company.

                    (c) Failure by the Company to continue in effect any benefit, incentive compensation, pension, employee stock ownership, stock option, life insurance, medical, health and accident, or disability plan in which you are participating at the time of a change in control of the Company or plans providing you with substantially similar benefits, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you would then be entitled in accordance with the Company's vacation policy in effect at the time of the change in control of the Company.

                    (d) The relocation of the Company's principal executive offices to a location outside Montgomery County, Ohio, if at the time of a change in control of the Company you are based at the Company's principal executive offices.

                    (e) The Company's requiring you to be based anywhere other than the location where you are based at the time of a change in control of the Company, if the same requires you to relocate your principal residence; or, in the event you consent to being based anywhere other than such location, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you relating to a change of your principal residence in connection with such relocation and to indemnify you against any loss [defined as the excess of (A) the higher of (1) your aggregate investment in such residence or (2) the fair market value of such residence, as determined by a real estate appraiser designated by you and reasonably satisfactory to the Company, over (B) the actual sale price of such residence after the deduction from such sale price of all real estate brokerage charges and related selling expenses] realized upon the sale of such residence in connection with any such change of residence.

                    (f) The Company's requiring you to perform duties or services which necessitate absence overnight from your place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve months immediately preceding a change in control of the Company.

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January 2, 1997
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                    (g) The failure of the Company to obtain the assumption of this agreement by any Successor as provided in paragraph 7 hereof.

                    (h) The Company's termination of your employment without satisfying any applicable requirements of paragraph 4 and subparagraph (ii) above.

           (C) During any period of time within two years following the occurrence during the term of this agreement of a change in control of the Company, if you fail to perform your duties as a result of physical or mental illness or other physical or mental disability or incapacity, you shall continue to receive, regardless of the stipulated expiration date of this agreement, your full salary at your annual base salary rate then in effect, together with all incentive compensation [including, without limitation, awards under the Company's Annual Incentive Compensation Plan for Senior Executives (the "Annual Incentive Plan") and Long Term Incentive Plan] paid during or for such period, until you return to work or your employment with the Company is terminated; provided, however, that any amount otherwise payable for any period of time pursuant to this subparagraph (C) shall be reduced by any payment or payments you receive for such period of time under any employee salary continuation plan or employee disability insurance plan maintained by the Company no part of the cost of which was paid or is payable by you.

           (D) If subsequent to a change in control of the Company your employment is terminated by the Company for Cause, the Company shall pay you your full salary through the Date of Termination at your annual base salary rate in effect at the time Notice of Termination is given, and you shall also receive all accrued or vested benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination (as defined in paragraph 4), and the Company shall thereupon have no further obligation to you under this agreement.

           4. NOTICE AND DATE OF TERMINATION. (A) Any termination of your employment subsequent to a change in control of the Company, unless by you other than for Good Reason or because of your Retirement or death, shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

           (B) "Date of Termination" shall mean (i) if your employment is terminated by the Company for Cause, the date specified in the Notice of Termination or the date on which the meeting of the Board referred to in subparagraph 3(B)(ii) is concluded, whichever date is the later; or (ii) if your employment is terminated for any other reason, the date on which Notice of Termination is given or the effective date specified in the Notice, whichever is later. For purposes of this agreement, termination of your employment shall be deemed to have occurred within two years following the


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January 2, 1997
Page 6


occurrence of a change in control of the Company if the Date of Termination is within such two year period.


           5. COMPENSATION AND BENEFITS TO BE PROVIDED. (A) The compensation and benefits to be provided to you pursuant to paragraph 3 of this agreement upon termination of your employment with the Company under specified circumstances within two years following a change in control of the Company include the following:

           (i) Subject to the provisions of paragraph 9 hereof, the Company shall pay to you as severance pay in a lump sum in cash on the fifteenth day following the Date of Termination, the following amounts:

                    (a) Your full salary through the Date of Termination at your annual base salary rate in effect at the time Notice of Termination is given; and also the amount of the award or awards, if any, with respect to any completed period or periods which has been earned by or awarded to you pursuant to any incentive compensation plan or arrangement but which has not yet been paid to you.

                    (b) In lieu of any further salary and incentive compensation payments to you for periods subsequent to the Date of Termination, an amount (the "Additional Compensation Payment") equal to 300% of the sum of your annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect at the time of the change in control) plus the average annual amount awarded to you under any incentive compensation plans or arrangements for the two fiscal years immediately preceding the fiscal year during which the Date of Termination occurs (whether or not fully paid).

                    (c) With respect to each option granted to you under the Company's 1979 or 1989 Stock Option Plan or any other stock option plan adopted by the Company (an "Option") which is then outstanding, whether or not then fully exercisable, and the exercise price of which is less than the Fair Market Value of a share of Common Stock of the Company ("Company Shares") on the Date of Termination, an amount in cash equal to the excess of such Fair Market Value over the exercise price. As used in this subparagraph, "Fair Market Value" shall mean (1) the mean between the representative closing bid and asked quotations for Company Shares in the over-the-counter market on the Date of Termination (or last trading date prior thereto) as reported by the National Association of Securities Dealers, Inc. through NASDAQ; or (2) in the event the Company Shares are listed on any exchange or in the NASD National Market System, the last sale price on such exchange or System on the Date of Termination (or last trading date prior thereto) or, if there are no sales on such date, the mean between the representative bid and asked prices for Company Shares on such exchange or System at the close of business on such date; or (3) in the event that there


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January 2, 1997
Page 7



               is then no public market for the Company Shares or that trading in the Company Shares is sporadic and the mean between any bid and asked prices is not representative of fair market value, the fair market value of the Company Shares determined in accordance with Section 20.2031-2(f) of the Treasury Regulations or any successor provision thereto. Any Option for which payment is made as prescribed in this subparagraph (c) shall be canceled effective upon the making of such payment. Notwithstanding the foregoing, if you give to the Company, prior to your receipt of payment pursuant to this subparagraph (c), written instructions to the effect that you do not wish to receive payment for your Option(s) (or any one or more of them) as provided herein (because, for example, of the possible triggering of liability under Section 16 of the Exchange Act), then, to the extent specified by you, such payment for such Option(s) shall not be made, and such Option(s) shall remain in effect in accordance with its (their) terms.

                    (d) Anything in any incentive compensation plan or
               arrangement, or any action taken by the Board or any committee of the Board pursuant thereto to the contrary notwithstanding, any awards, whether in cash or Company Shares, made under any such plan or arrangement prior to the Date of Termination which have been credited to your account but the payment of which has been deferred.

                    (e) All legal fees and expenses reasonably incurred by you in good faith as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement).

           (ii) The Company shall, at its expense, maintain in full force and effect for your continued benefit all life insurance, medical, health and accident plans, programs and arrangements in which you were entitled to participate at the time of the change in control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit your continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement at the time of the change in control. The Company's obligation under this subparagraph (ii) shall terminate on the earliest of the following dates: (a) the third anniversary date of the Date of Termination; (b) your Normal Retirement Date; or
(c) the date an essentially equivalent and no less favorable benefit is made available to you at no cost by a subsequent employer. At the end of the applicable period of coverage set forth above, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.


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January 2, 1997
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           (iii) In the event that because of their relationship to you, members of your family or other individuals are covered by any plan, program, or arrangement described in subparagraph (ii) above immediately prior to the Date of Termination, the provisions set forth in subparagraph (ii) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even if you had remained an employee of the Company.

           (iv) The Company shall pay a supplemental monthly retirement benefit ("Supplemental Pension Benefit") to you which is equal to the excess, if any, of (a) the aggregate amount which would have been payable to you monthly under all noncontributory pension and retirement plans, agreements, and other arrangements of the Company had you remained an employee of the Company [at an annual compensation rate equal to one-third of the Adjusted Additional Compensation Payment (computed as hereinafter provided) to which you would be entitled under subparagraph 5(A)(i)(b)] until the earlier of your Normal Retirement Date or the second anniversary date of the Date of Termination, over (b) the aggregate amount actually payable to you monthly under such plans, agreements or arrangements. Calculation of the amounts described in (a) and (b) above shall be made assuming the same form of payment and that you have elected the maximum preretirement death benefit payable under The Duriron Company, Inc. Pension Plan for Salaried Employees or a successor plan (the "Qualified Plan"). Payment of any Supplemental Pension Benefit shall be made to you in the same form and at the same time as payment of benefits under the Qualified Plan. "Adjusted Additional Compensation Payment" shall be computed in the same fashion as Additional Compensation Payment except that there shall be excluded, in such computation, any compensation payable under the Long Term Incentive Plan.

           (v) The Company shall enable you to purchase the automobile, if any, which the Company was providing for your use at the time Notice of Termination was given at the wholesale value of such automobile at such time.


  (B) Notwithstanding anything to the contrary set forth in paragraph 3 above,
(i) if an event constituting Good Reason shall occur, you shall be entitled to the compensation and benefits described in subparagraph 5(A) above only if you give a Notice of Termination with respect thereto within one year after the occurrence of such event (and within two years after the change in control of the Company); and (ii) upon your giving of such Notice of Termination, you shall be entitled to such compensation and benefits regardless of whether there has been an intervening termination of your employment by the Company because of your Disability or for Cause.

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January 2, 1997
Page 9


  (C) You shall not be required to mitigate the amount of any payment provided for in subparagraphs 5(A)(i) or 5(A)(iv) by seeking other employment or otherwise, nor shall the amount of any payment provided for in such subparagraphs be reduced by any compensation earned by you after the Date of Termination as the result of employment by another employer or otherwise.

           6. RIGHTS AS FORMER EMPLOYEE. Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any termination of your employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including without limitation, any retirement plans or programs) in the same manner and to the same extent that you would have been entitled to participate as a former employee of the Company had this agreement not have been executed.

           7. SUCCESSORS. The Company shall require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

           This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing such written notice, to such beneficiary or beneficiaries as you shall have designated to receive benefits to be distributed under the Qualified Plan.

           8. NON-COMPETITION. (A) If you should for Good Reason terminate your employment within two years following a change in control of the Company, then for a period of two years after the Date of Termination, you shall not on your own account, or as a shareholder, employee, officer, director, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in Competition with the Company.

           (B) The provisions of subparagraph (A) above shall not apply if, in your Notice of Termination, you release the Company from any obligations under paragraph 5 other than those set forth in subparagraphs 5(A)(i)(a) and (d).

           (C) For all purposes of this agreement (i) the words "Competition with the Company" shall be deemed to include competition with the Company or any subsidiary of the Company, or their respective successors or assigns, and (ii) a business or enterprise shall be deemed to be in Competition with the Company only if it is engaged, in any state in the United States in which the
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January 2, 1997
Page 10

Company's products are then marketed or in any foreign country in which the Company's products are then marketed, in manufacturing, designing, engineering, assembling or distributing products for use in the chemical processing industries which are similar in nature or function to the products of the Company. Notwithstanding the foregoing, nothing herein contained shall prevent you from (i) being employed by or serving as an officer of or consultant to any subsidiary or division of a business or enterprise in Competition with the Company so long as such subsidiary or division is not itself in Competition with the Company; or (ii) purchasing and holding for investment less than 10% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market.

           9.  GROSS-UP OF PAYMENTS DEEMED TO BE EXCESS PARACHUTE
PAYMENTS. (A) The Company and you acknowledge that, following a change in control of the Company, one or more payments or distributions to be made by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this agreement, under some other plan, agreement, arrangement or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by the Company for federal income tax purposes and with respect to which you will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). It is the Company's intention to fully protect you against and compensate you for any application of such excise tax by making to you Gross-Up Payments as provided in this paragraph 9. In furtherance and not in limitation of the foregoing, the Gross-Up Payments will be sufficient to fully protect and compensate you even if the amounts determined to constitute excess parachute payments are increased due to your deferral from time to time of compensation payable to you by the Company.

           (B) If your employment is terminated after a change in control of the Company occurs, the Company shall make an initial determination whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to you within 20 days after the Date of Termination. The Company's determination and calculations will be final and binding upon you unless you notify the Company within 21 days after you receive the Company's determination and calculations that you dispute the same. If, within 10 days after you so notify the Company (or within such longer period as you and the Company may agree), the Company and you are unable to agree upon the determination and calculations, then the Company and you shall, within 3 days thereafter, choose a nationally recognized accounting firm (the "Accounting Firm") to deliver its determination (and supporting calculations) concerning the matter(s) in dispute. The Accounting Firm's determination shall be delivered to the Company and you within 20 days after such Firm's appointment and shall be final and binding on all parties. With respect to your costs incurred in contesting the Company's determination and calculations, if the final determination by the Accounting Firm is more than 2% different from the determination proposed by the Company, then the Company shall pay or reimburse all costs incurred by you with respect to such


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January 2, 1997
Page 11


determination. In all other cases, you shall pay all such costs. All costs incurred by the Company in connection with such determination and contest, and the costs of the Accounting Firm's determination, shall be borne by the Company. The Company and you shall cooperate with each other and the Accounting Firm, and shall provide necessary information so that the Company, you and the Accounting Firm may make all appropriate determinations and calculations.

           (C) If it is determined (pursuant to subparagraph (B) or otherwise) that any Payment gives rise, directly or indirectly, to liability on your part for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Company shall make additional cash payments (the "Gross-Up Payments") to you, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to you (or as promptly thereafter as is possible), in such amounts as are necessary to put you in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, for other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to an excise tax under
Section 4999 and no such penalties or interest had been imposed. For purposes of determining the amount of any Gross-Up Payments, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

           (D) Pending a final determination of the amount of any Gross-Up Payment payable to you, you shall have the right to require the Company to pay to you all or any portion of such amount as preliminarily determined and calculated by the Company. Such payment shall be made by the Company within two days after receipt of notice from you requiring the same.

           (E) If the Internal Revenue Service determines that any payment gives rise, directly or indirectly, to liability on your part for excise tax under
Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Company or the Accounting Firm, as the case may be, the Company shall make further additional cash payments to you not later than the due date of any payment indicated by the Internal Revenue Service with respect to such matters, in such amounts as are necessary to put you in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

January 2, 1997
Page 12


           (F) If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, you shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold you harmless (on an after-tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company's sole expense. Nothing in this subparagraph (F) shall require you to incur any expense other than expenses with respect to which the Company has paid you sufficient sums so that after your payment of the expense and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon you as a result of your receipt of that payment, the net effect is no cost to you. Nothing in this subparagraph (F) shall require you to extend the statute of limitations with respect to any item or issue in your tax returns other than, exclusively, the excise tax under Section 4999. If, as a result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, you receive a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, you shall promptly pay to the Company such amount as will leave you, net of the repayment and all tax effects, in the same position, after all taxes and interest, that you would have been in if the refunded excise tax had never been paid.

           10. NOTICES. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

                    The Duriron Company, Inc.
                    3100 Research Boulevard
                    P.O. Box 8820
                    Dayton, Ohio 45401-8820

                    Attention:  Chief Executive Officer

and if to you, addressed to






Either party may change the address to which notices to such party are to be directed by giving written notice of such change to the other party in the manner specified in this paragraph. All notices, including without limitation, any Notice of Termination, shall be deemed to have been given upon the date of actual receipt by the recipient party.

January 2, 1997
Page 13



           11. ARBITRATION. (A) Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dayton, Ohio, in accordance with the rules then obtaining of the American Arbitration Association, and judgment may be entered on the arbitrator's award in any court having jurisdiction.

           (B) Anything herein to the contrary notwithstanding, in the event of your breach or threatened breach of any provision of paragraph 8 hereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to obtain an injunction restraining you from the conduct, activities or actions which would be in violation of such provision.

           12. MISCELLANEOUS. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

           13. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

           14. VALIDITY. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.


           If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

                                                    Very truly yours,

                                                    THE DURIRON COMPANY, INC.

                                                    By________________________

January 2, 1997
Page 14

                                                      William M. Jordan
                                                      Chairman, President and
                                                      Chief Executive Officer

Confirmed and agreed to:

----------------------------